Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	October 30, 2020

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Third-Quarter 2020 Financial Results
Estimates Annual Distributable Cash Flow of $1.025 Billion for 2020

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $211.6 million for third quarter 2020 compared to $273.0 million for third quarter 2019. The decrease in third-quarter 2020 net income was primarily driven by reduced demand for refined products due to the ongoing impact from COVID-19 and related restrictions as well as the negative impact of the lower commodity price environment on various aspects of the partnership’s business.
Diluted net income per common unit was 94 cents in third quarter 2020 and $1.19 in third quarter 2019. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 97 cents for third quarter 2020 was higher than the range of 75 cents to 85 cents previously provided by management in late July. Actual results benefited from lower expenses and higher-than-expected commodity profits from additional sales volume. Other results, including refined products pipeline and terminals revenue, trended slightly better than the partnership’s projections for the quarter.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $258.8 million for third quarter 2020 compared to $306.8 million for third quarter 2019.
“Magellan continues to generate solid results during a difficult year for both our industry and nation, reinforcing the resilient nature of our business that focuses on the safe and reliable delivery of petroleum products that are essential and beneficial to everyday life,” said Michael Mears, chief executive officer. “Magellan is a strong company on firm financial footing, with our investment-grade balance sheet providing strength to weather the current challenging environment and build for the future.”
An analysis by segment comparing third quarter 2020 to third quarter 2019 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:
Refined products. Refined products operating margin was $239.0 million, a decrease of $31.5 million. Transportation and terminals revenue decreased $31.8 million primarily due to lower demand during third quarter 2020 associated with the ongoing impact from COVID-19 and related restrictions as well as reduced drilling activity in response to the lower commodity price environment. Revenues also decreased due to the sale of three marine terminals in first quarter 2020 and discontinuation of the ammonia pipeline operations in late 2019. These declines were partially offset by an increase in the average tariff rate in the current period as well as contributions from the recently-constructed East Houston-to-Hearne pipeline segment that became operational in late 2019 and the West Texas expansion that began operations in the third quarter of 2020. Average tariff rates increased as a result of the 3.5% average mid-year adjustment that occurred on July 1, 2020 as well as reduced short-haul shipments on the South Texas segment, which move at a lower rate.
Operating expenses decreased $8.7 million primarily due to the timing of planned integrity spending as well as no costs in the current period associated with the sold or discontinued assets, partially offset by less favorable product overages (which reduce operating expenses). Other operating income declined $3.1 million due to insurance proceeds received in third quarter 2019 related to Hurricane Harvey.
Earnings of non-controlled entities increased by $3.0 million due to contributions from the recent start-up of newly-constructed storage and dock assets at the partnership’s Pasadena joint venture marine terminal, partially offset by lower earnings from its Powder Springs Logistics joint venture.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $8.2 million between periods due to the recognition of unrealized losses in third quarter 2020 compared to gains in 2019 on futures contracts used to economically hedge the partnership’s commodity-related activities, partially offset by higher sales volume related to its fractionation activities.
Crude oil. Crude oil operating margin was $135.8 million, a decrease of $20.7 million. Transportation and terminals revenue decreased slightly between periods. Lower third-party spot shipments on the partnership’s Longhorn pipeline due to less favorable differentials between the Permian Basin and Houston were largely offset by the activities of Magellan’s marketing affiliate. Average tariff rates increased as a result of lower shipments on the partnership’s Houston distribution system, which move at a lower rate than longer-haul shipments. Lower transportation volume on the Houston distribution system resulted primarily from a change in the way customers now contract for services at the partnership’s Seabrook joint venture export facility, and was offset by incremental revenue from the related new terminal transfer fee. The 2020 period also benefited from increased storage revenues as more contract storage was utilized at higher rates.
Operating expenses increased $2.0 million due to the timing of planned integrity spending and less favorable product overages. Earnings of non-controlled entities declined $14.0 million between periods primarily due to decreased spot volumes and customer use of previously earned credits on the BridgeTex pipeline as well as lower contribution from the Saddlehorn pipeline following Magellan’s sale of a 10% interest in Feb. 2020. Product margin decreased $4.6 million primarily as a result of the reclassification of affiliate marketing activities to transportation revenue to conform with the current period’s presentation.
Other items. Depreciation, amortization and impairment expense increased $15.2 million between periods primarily due to the impairment in third quarter 2020 of certain terminalling assets and more assets placed into service, and G&A expense decreased $13.1 million primarily due to lower incentive compensation accruals.
Gain on disposition of assets was $2.5 million unfavorable due to additional gain recorded in the prior year related to the partnership’s discontinued Delaware Basin pipeline construction project that was sold to a third party.
Net interest expense increased $5.4 million primarily due to lower capitalized interest as a result of lower ongoing construction project spending and higher outstanding debt. As of Sept. 30, 2020, Magellan had $4.95 billion of debt outstanding, including $248 million outstanding on its commercial paper program, with $9 million of cash on hand.

Financial guidance for 2020
As the nation’s reopening efforts progress, travel and economic activity have continued to improve from their spring lows, although the pace of recovery to more historically-normal levels of refined products demand still remains unclear. Assuming recent trends continue for refined products demand for the remainder of the year, management currently estimates annual 2020 DCF to be $1.025 billion. This estimate assumes no additional lockdowns occur in the markets served by Magellan, with average base business volumes (excluding the impact of expansion projects) expected to be lower by approximately 13% during the fourth quarter of 2020 compared to the same period in 2019, comprised of 8% lower gasoline, 12% lower distillate and 50% lower aviation fuel. Including the expected contribution from recent expansion projects, which have been ramping a bit slower than initially anticipated due to current market conditions, total refined products volumes during fourth quarter 2020 are expected to be down approximately 7% compared to fourth quarter 2019.
Including actual results so far this year, net income per unit is estimated to be $3.60 for 2020, which results in fourth-quarter guidance of 80 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
As previously announced, Magellan intends to maintain its quarterly cash distribution at the current level for the remainder of 2020. Based on the current distribution amount and number of units outstanding, distribution coverage for 2020 is expected to be approximately 1.11 times the amount necessary to pay cash distributions for the year, generating excess cash of more than $100 million for 2020.
Continuing its historical approach, Magellan plans to provide guidance specific to 2021 early next year in conjunction with reporting year-end 2020 financial results. However, management currently intends to target cash distributions for 2021 consistent with the current payout level. Further, management continues to target distribution coverage of at least 1.2 times once refined products demand and commodity prices stabilize and return to more historical levels.

Capital allocation
Management remains focused on executing its long-term strategy to maximize value for Magellan’s investors. In addition to returning cash to investors via quarterly distributions, Magellan intends to deliver incremental value to its investors by utilizing unit repurchases and investments that meet its disciplined risk/reward profile.
During third quarter 2020, the partnership repurchased nearly 1.4 million of its units for $50 million. So far in 2020, Magellan has repurchased a total of 5.0 million units for $252 million under its $750 million repurchase program authorized through 2022. The timing, price and actual number of any additional unit repurchases will depend on a number of factors including expected expansion capital spending needs, excess cash available, balance sheet metrics, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.
Based on the progress of projects already under construction, the partnership expects to spend approximately $400 million in 2020 (of which $310 million had been spent through third quarter) and $40 million in 2021 to complete its current slate of expansion projects, with its largest projects now in-service. Of its remaining projects, the 100,000 barrel-per-day expansion of the Saddlehorn pipeline is still expected to be complete by the end of 2020.

Earnings call details
Management will discuss third-quarter 2020 financial results and outlook for the remainder of the year during a conference call at 1:00 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (877) 256-4701, conference code 21969538.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, guidance, weather, believe, estimate, anticipate, expect, continue, future, target, remain, resilient, intend, long-term, may, will, should and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: impacts from the COVID-19 pandemic; impacts of the oversupply of crude oil and petroleum products; claims for force majeure relief by its customers or vendors; its ability to identify growth projects with acceptable expected returns and to complete projects on time and at expected costs; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; an increase in the competition the partnership’s operations encounter; disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital needs; changes in its capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2020	2019	2020
Transportation and terminals revenue	$506,432	$473,531	$1,473,629	$1,343,741
Product sales revenue	144,807	119,445	497,791	481,842
Affiliate management fee revenue	5,357	5,288	15,810	15,895
Total revenue	656,596	598,264	1,987,230	1,841,478
Costs and expenses:
Operating	169,387	161,982	484,341	457,597
Cost of product sales	108,757	96,119	430,727	395,864
Depreciation, amortization and impairment	56,627	71,822	181,028	193,896
General and administrative	51,156	38,016	149,534	117,092
Total costs and expenses	385,927	367,939	1,245,630	1,164,449
Other operating income (expense)	(379)	(2,863)	1,538	539
Earnings of non-controlled entities	50,189	39,135	122,229	116,484
Operating profit	320,479	266,597	865,367	794,052
Interest expense	53,750	54,212	165,322	179,371
Interest capitalized	(5,831)	(1,272)	(14,419)	(10,451)
Interest income	(648)	(260)	(2,646)	(903)
Gain on disposition of assets	(2,532)	—	(28,966)	(12,887)
Other (income) expense	2,602	1,455	9,222	3,708
Income before provision for income taxes	273,138	212,462	736,854	635,214
Provision for income taxes	100	824	2,450	2,169
Net income	$273,038	$211,638	$734,404	$633,045

Basic net income per common unit	$1.19	$0.94	$3.21	$2.80

Diluted net income per common unit	$1.19	$0.94	$3.21	$2.80

Weighted average number of common units outstanding used for basic net income per unit calculation	228,720	225,222	228,642	226,045

Weighted average number of common units outstanding used for diluted net income per unit calculation	228,754	225,222	228,667	226,045

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2020	2019	2020
Refined products:
Transportation revenue per barrel shipped	$1.618	$1.719	$1.600	$1.658
Volume shipped (million barrels):
Gasoline	74.5	71.9	207.4	199.4
Distillates	47.0	42.5	138.8	127.6
Aviation fuel	11.1	4.7	29.8	16.8
Liquefied petroleum gases	3.8	0.1	8.9	0.5
Total volume shipped	136.4	119.2	384.9	344.3

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$0.935	$1.401	$0.952	$1.145
Volume shipped (million barrels)(1)	79.2	45.1	239.1	167.9
Terminal average utilization (million barrels per month)	22.9	25.9	22.7	24.7
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	40.8	30.6	117.3	99.9
Saddlehorn - volume shipped (million barrels)(3)	17.0	15.1	39.4	46.5

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities. Volume shipped in 2020 reflects a change in the way the partnership's customers contract for its services pursuant to which customers are able to utilize crude oil storage capacity at East Houston and dock access at Seabrook. Subsequent to this change, the services the partnership provides no longer include a transportation element. Therefore, revenues related to these services are reflected entirely as terminalling revenues and the related volumes are no longer reflected in the partnership's calculation of transportation volumes.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2020	2019	2020
Refined products:
Transportation and terminals revenue	$352,611	$320,809	$1,009,812	$914,887
Affiliate management fee revenue	1,764	1,579	5,085	4,676
Other operating income (expense)	3,249	193	9,648	2,223
Earnings of non-controlled entities	4,142	7,134	145	25,946
Less: Operating expenses	127,328	118,579	362,870	327,866
Transportation and terminals margin	234,438	211,136	661,820	619,866
Product sales revenue	136,464	114,252	478,441	461,701
Less: Cost of product sales	100,416	86,356	411,012	365,314
Product margin	36,048	27,896	67,429	96,387
Operating margin	$270,486	$239,032	$729,249	$716,253

Crude oil:
Transportation and terminals revenue	$155,377	$154,652	$467,652	$433,947
Affiliate management fee revenue	3,593	3,709	10,725	11,219
Other operating income (expense)	(3,628)	(3,056)	(8,110)	(1,684)
Earnings of non-controlled entities	46,047	32,001	122,084	90,538
Less: Operating expenses	44,961	46,956	129,431	139,645
Transportation and terminals margin	156,428	140,350	462,920	394,375
Product sales revenue	8,343	5,193	19,350	20,141
Less: Cost of product sales	8,341	9,763	19,715	30,550
Product margin	2	(4,570)	(365)	(10,409)
Operating margin	$156,430	$135,780	$462,555	$383,966

Segment operating margin	$426,916	$374,812	$1,191,804	$1,100,219
Add: Allocated corporate depreciation costs	1,346	1,623	4,125	4,821
Total operating margin	428,262	376,435	1,195,929	1,105,040
Less:
Depreciation, amortization and impairment expense	56,627	71,822	181,028	193,896
General and administrative expense	51,156	38,016	149,534	117,092
Total operating profit	$320,479	$266,597	$865,367	$794,052

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER COMMON UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2020
	Net Income	Basic Net Income Per Common Unit	Diluted Net Income Per Common Unit
As reported	$211,638	$0.94	$0.94
Commodity-related adjustments associated with future transactions(1)	6,633
Excluding commodity-related adjustments	$218,271	$0.97	$0.97

Weighted average number of common units outstanding used for basic net income per unit calculation	225,222
Weighted average number of common units outstanding used for diluted net income per unit calculation	225,222

(1) Includes the partnership's net share of commodity-related adjustments for its non-controlled entities. Please see Distributable
Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2020 Guidance
	2019	2020	2019	2020

Net income	$273,038	$211,638	$734,404	$633,045	$810,000
Interest expense, net	47,271	52,680	148,257	168,017	221,000
Depreciation, amortization and impairment(1)	57,972	71,822	176,895	193,408	258,000
Equity-based incentive compensation(2)	6,773	1,169	12,813	(9,120)	(5,000)
Gain on disposition of assets(3)	—	—	(16,280)	(10,511)	(11,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	(1,720)	5,839	13,669	6,741
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	(5,454)	2,889	71,214	(18,915)
Inventory valuation adjustments(5)	(181)	(18,291)	(9,627)	9,540
Total commodity-related adjustments	(7,355)	(9,563)	75,256	(2,634)	(9,000)
Distributions from operations of non-controlled entities in excess of (less than) earnings	4,893	10,811	15,922	36,161	61,000
Adjusted EBITDA	382,592	338,557	1,147,267	1,008,366	1,325,000
Interest expense, net, excluding debt issuance cost amortization(6)	(46,441)	(51,933)	(137,500)	(152,392)	(205,000)
Maintenance capital(7)	(29,313)	(27,858)	(70,136)	(81,160)	(95,000)
Distributable cash flow	$306,838	$258,766	$939,631	$774,814	$1,025,000

(1)    Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.
(2)    Because the partnership intends to satisfy vesting of unit awards under its equity-based long-term incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.
(3)    Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.
(4)    Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.
(5)    The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.
(6)    Interest expense includes debt prepayment costs of $8.3 million in the nine months ended September 30, 2019 and $12.9 million in the nine months ended September 30, 2020, which are excluded from DCF as they are financing activities and not related to the partnership's ongoing operations.
(7)    Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.